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                                                                    Exhibit 99.1
Thursday April 18, 7:03 pm Eastern Time

     Press Release

SOURCE: Maxwell Shoe Company Inc.

            Maxwell Shoe Company Inc. Announces 3-for-2 Stock Split

     HYDE PARK, Mass.--(BUSINESS WIRE)--April 18, 2002--Maxwell Shoe Company
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Inc. (Nasdaq: MAXS) today announced that its Board of Directors has approved a
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3-for-2 stock split of the Class A common stock of Maxwell Shoe Company Inc. The stock split will be effected by issuing one additional share of common stock for every two shares held. Any fractional shares will be payable in cash. Additional stock certificates will be mailed on May 17, 2002 to stockholders of record at the close of business on May 3, 2002.

     As of today, April 18, 2002, there are 9,250,649 shares issued and outstanding. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price will be reported by Nasdaq effective May 20, 2002.

     Mark J. Cocozza, Chairman of the Board of Directors and Chief Executive Officer, commented, "In line with our commitment to enhancing stockholder value, we are optimistic that this split will serve to increase the stock's trading activity and provide greater market liquidity. Furthermore, we believe that this initiative demonstrates our confidence in the prospects of our brands and the long-term growth potential of our Company."

     Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include ANNE KLEIN 2(R), DOCKERS(R) FOOTWEAR FOR WOMEN, J. G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, the success of the Company's new licensing agreement Global Retail Inc. for Joan & David overseas; the success of the Company's launch of the new Circa Joan & David collection; competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear

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industry, and the inability by the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The information contained in the press release was accurate only as of the date issued. Investors should not assume that the statements made in this documents remain operative at a later time. Maxwell Shoe Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.